Exhibit 99.1

Press Release

CLARANET BUYS VIA NET.WORKS UK

FOR £7.3 MILLION IN CASH

AMSTERDAM, Monday 27th September 2004 – CLARANET LIMITED and VIA NET.WORKS Inc. (Nasdaq: VNWI; EASE) today announced the sale of the United Kingdom operation of VIA NET.WORKS Inc. to CLARANET for £7.3 million (approximately $13.2 million) in cash.

Deal Terms

Under the terms of the agreement, VIA received £5.3 million (approximately $9.6 million) in cash upon close of the sale, with £2.0 million ($3.6 million) cash held in escrow, half of which is to be paid in six months and the other half after one year.

CEO Comments

“Following our past acquisitions on the continent and last year’s acquisition of Netscalibur, Claranet is consolidating its position as the leading non-telecommunications Internet Service Provider to business, adding to the group’s revenues and profits.” said Charles Nasser, CEO, Claranet Group.

Commenting on the sale Rhett Williams, VIA’s CEO, said: “Following our acquisitions of Amen and PSINet Europe this year, this transaction furthers the emphasis of our revenue mix towards hosting, security and other managed services. It also allows us to focus on our core operations in continental Europe and the US. As required by the SEC, we are filing a form 8K detailing the transaction.”

Transition

To ensure an orderly transition, Claranet will have the right to use the VIA NET.WORKS UK brand for a limited period of time. VIA’s UK customers will continue to enjoy the same quality of service, while now having access to the full Claranet suite of products.

NOTES TO EDITORS:

About CLARANET

Claranet originated in the UK in 1996 and has since become one of the most successful independent Internet Service Providers in Europe, with operations also in France, Spain, and Germany. For business users across Europe, Claranet is able to provide managed connectivity and web hosting services, e-commerce, Leased Lines, DSL, VPNs and security products. Website: www.clara.net

About VIA NET.WORKS, Inc.

VIA NET.WORKS, Inc. (Nasdaq: VNWI; Euronext) is a leading provider of business communication solutions to small and medium-sized businesses in Europe and the United States. The company operates through three brands - PSINet Europe, VIA NET.WORKS and Amen, offering a comprehensive suit of services, including DSL, security, VPNs and hosting for large, medium and small businesses respectively. Website: www.vianetworks.com

Claranet Media	VIA Investor Contact:	VIA Media Contact:
Contact:	Mike Geczi	Piers Schreiber
Jane Shilton - Flame PR	T: +1 646 218 8747	T: +31 20 502 0028
T: +44 7884246858	F: +1 646 218 8760	M: +31 65 535 8087
E: info@flamepr.co.uk	E: mgeczi@apcoworldwide.com	E: pschreiber@vianetworks.com